Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Magenta Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-233127) on Form S-3 and (No. 333-225838, No. 333-230387, No. 333-233125 and No. 333-236853) on Form S-8 of Magenta Therapeutics, Inc. and subsidiary, of our report dated March 3, 2021, with respect to the consolidated balance sheets of Magenta Therapeutics, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Magenta Therapeutics, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 3, 2021